Exhibit 99 (a)

For Release: Thursday, Sept. 8, 2005	Contact: Claudia Baucus
(248)813-2942
DELPHI BOARD ELIMINATES QUARTERLY DIVIDEND
     TROY, Mich. — The Delphi Corp. (NYSE: DPH) Board of Directors announced the elimination of its quarterly dividend of $0.015 per share on Delphi $0.01 par value common stock for the remainder of the year.
     The Board determined that the elimination of the dividend is the prudent course of action at this time to conserve liquidity during the company’s current restructuring discussions surrounding its U.S. legacy liabilities and the challenging U.S. production volumes from Delphi’s largest customer.
     The Board will re-evaluate the company’s dividend policy in the first quarter of 2006. For more information about Delphi, visit Delphi’s website at www.delphi.com.
FORWARD LOOKING STATEMENT
All statements contained or incorporated in this press release which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future production, sales, margins, cash flow, and earnings expectations, our ability to address our U.S. legacy liabilities and resulting high cost structure in the U.S., the extent to which the payment terms to our suppliers and other creditors continue to be reasonably consistent with payment terms under our existing contracts, discussions with our unions and GM, consideration of strategic initiatives and alternatives, our workforce reduction, savings expected as a result of our global product line and employee initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and earnings per share expectations and statements expressing general optimism about future operating results, and regarding the impact of the ongoing investigations by the Securities and Exchange Commission (“SEC”) and Department of Justice on us) are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are set forth in detail in our filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2004. In particular, these factors, risks and uncertainties include the achievement of projected levels of production, revenue, earnings, margins, cash flow and debt levels will depend on our ability to execute our restructuring plans in a manner which satisfactorily addresses any resultant antitrust and labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, our U.S. legacy liabilities and resulting high cost structure in the U.S., and other matters; the success of our efforts to diversify our customer base and still maintain existing GM business; the continued protection and exploitation of our intellectual property to develop new products and enter new markets; and our ability to capture expected benefits of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market in which we operate, including customer cost reduction initiatives, potential increases in warranty and raw material costs, funding requirements and pension contributions, health care costs, disruptions in the labor, commodities or transportation markets caused by terrorism, war or labor unrests or other factors, other changes in the political and regulatory environments where we do business; and other factors, risks and uncertainties discussed in our filings with the SEC. Delphi does not intend or assume any obligation to update any of these forward-looking statements.
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